CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

January 3, 2019
Hannon Armstrong Sustainable Infrastructure Capital Inc.
1906 Towne Centre Blvd
Suite 370
Annapolis, Maryland 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc., a Maryland Corporation (the “Company”), in connection with a registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 (File No. 333-215229) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the issuance and sale by the Company of 465,000 shares (the “Additional Shares”) of the Company’s common stock, par value $0.01 per share (the "Common Stock") pursuant to the exercise by the Underwriters (as defined below) of their option to purchase the Additional Shares as set forth in Section 2(b) of the underwriting agreement (the “Underwriting Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.
Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Additional Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Additional Shares specified in the resolutions of the board of directors and the pricing committee of the board of directors, the Additional Shares will be legally issued, fully paid, and nonassessable.
The opinion set forth in this letter relates only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.
We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Clifford Chance US LLP